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Computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividend
Requirements
                                                                    Exhibit 12.2



                             Boston Edison Company
               Computation of Ratio of Earnings to Fixed Charges
                   and Preferred Stock Dividend Requirements
                         Year ended December 31, 1999
                                (in thousands)


Net income from continuing operations                  $160,314

Income taxes                                             68,564

Fixed charges                                           111,157
                                                       --------

  Total                                                $340,035
                                                       ========

Interest expense                                       $ 97,757
Interest component of rentals                            13,400
                                                       --------

  Subtotal                                             $111,157
                                                       --------

Preferred stock dividend requirements                     8,514
                                                       --------

  Total                                                $119,671
                                                       ========

Ratio of earnings to fixed charges and
preferred stock dividend requirements                      2.84
                                                           ====


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